EXHIBIT 21

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

InB:Manhattan Drug Company, Inc.
Gero Industries, Inc.-Inactive
Scientific Sports Nutrition, Inc. (f/k/a Media Consultants, Inc.)
Vitamin Factory, Inc.
Connaught Press, Inc.-Inactive
Designer Nutrition Labs, Inc.-Inactive
Liquifill, Inc.-Inactive
AgroLabs, Inc.
The Organic Beverage Company (f/k/a Bioscience Technologies, Inc.)
IHT Health Products, Inc.
IHT Properties, Inc.
InB:Biotechnologies, Inc. (f/k/a NuCycle Therapy, Inc.)
InB:Paxis Pharmaceuticals, Inc. (f/k/a Paxis Pharmaceuticals, Inc.)

InB:Hauser Pharmaceutical Services, Inc. (f/k/a Hauser Technical Services, Inc.)

*INB:Biotechnologies, Inc. was spun-off subsequent to the Company’s fiscal year end June 30, 2008